Exhibit 10.1

DATE: 10 AUGUST 2021 AT 13:10 PM

(1)	THE SUBSCRIBERS
(2)	THE NON INVESTING SHAREHOLDERS
(3)	THE MANAGER
(4)	EXSCIENTIA HOLDINGS LIMITED

SHAREHOLDERS’ AGREEMENT RELATING TO EXSCIENTIA HOLDINGS LIMITED

Schedule 2	35
reserved matters
Schedule 3	39
undertakings
Schedule 4	40
DEED OF ADHERENCE
Schedule 5	42
PFIC, CFC AND OTHER U.S. TAX MATTERS

This Agreement is delivered on 10 August 2021 at 13:10 pm

PARTIES

(1)	THE SUBSCRIBERS, whose names and addresses are set out in Part 1 of Schedule 1 (together the “Subscribers” and each a “Subscriber”);

(2)	THE PERSONS, whose names and addresses are set out in Part 2 of Schedule 1 (together the “Non Investing Shareholders” and each a “Non Investing Shareholder”);

(3)	THE PERSON, whose name and address is set out in Part 3 of Schedule 1 (the “Manager”); and

(4)	EXSCIENTIA HOLDINGS LIMITED a company limited by shares incorporated in England and Wales (registered number 13483814) and having its principal place of business at The Schrodinger Building, Heatley Road, Oxford Science Park, Oxford OX4 4GE (the “Company”).

RECITALS

(A)	The Company is a company limited by shares incorporated in England and Wales under company number 13483814.

(B)	The parties wish to regulate their conduct and the relationships between them in respect of the Company on the terms set out in this Agreement.

AGREED TERMS

1.	Definitions and Interpretation

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Act” means the Companies Act 2006;

“Adequate Procedures” means adequate procedures, as referred to in section 7(2) of the Bribery Act 2010 and any guidance issued by the Secretary of State under section 9 of the Bribery Act 2010 or as referred to in any other applicable anti-corruption laws or regulations of any other jurisdiction;

“Affiliate” means:

(i)	save as it applies to SoftBank, the Fund and Mubadala, with respect to a specified undertaking, any other undertaking that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified undertaking, except that notwithstanding the foregoing, neither the Company nor any of its Subsidiary Undertakings shall be Affiliates of any Shareholder; and

(ii)	as it applies to SoftBank, SoftBank Vision Fund II-2, L.P. and its Controlled subsidiaries;

(iii)	as it applies to Mubadala, Mubadala Investment Company PJSC and its Controlled subsidiaries; and

(iv)	as it applies to the Fund, MDC Capital Management (RS) Limited and its Controlled subsidiaries;

“Approved Activities” means in respect of Professor Andrew Hopkins carrying out his normal academic duties or ancillary matters under the terms of his appointment with the Universities of Dundee and Oxford (respectively) whether in collaboration with or with the involvement of third parties or otherwise provided that:

(i)	any such third parties do not, with respect to the project being undertaken at the academic institution, compete with any part or the whole of the business of the Company and the output of such activities is not intended for use by any person or entity other than the Company in any commercial application which is competitive with any part or the whole of the business of the Company; and

(ii)	such activities do not involve the use of any Intellectual Property or confidential information owned by or licensed to the Company;

“Associated Person” means in relation to any person, a person (including an employee, agent or Subsidiary Undertaking) who performs services for or on that person’s behalf;

“BLK” means each of BlackRock Global Allocation Fund, Inc., BlackRock Global Funds -- Global Allocation Fund, BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., BlackRock Global Allocation Fund (Australia), BlackRock Global Allocation Collective Fund, BlackRock Global Funds – Global Dynamic Equity Fund, BlackRock Capital Allocation Trust and BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V (and for the avoidance of doubt, any Relevant Securities held by BLK and any of its Affiliates and Permitted Transferees from time to time shall be deemed for the purpose of this Agreement and the New Articles to be held by BLK as a single shareholder);

“Board” means the board of directors of the Company as constituted from time to time;

“Board Approval” means a decision of the Board taken in accordance with the New Articles;

“Budget” means the annual budget for each Financial Year (including a detailed annual budget, proposed investments, operational and staffing plan and income and cash flow statements and projections by comparison to the operating budget set out in the then current Business Plan, in each case on a monthly basis);

“Business” means the design and development of small molecule therapeutics primarily by means of artificial intelligence and machine learning and the provision of such services to others as more fully described in the Business Plan;

“Business Day” has the meaning given to the term in the New Articles;

“Business Plan” means the business plan for the Company as updated from time to time;

“CFC” has the meaning given in paragraph 3 of Schedule 5;

“Control” means, in relation to an undertaking: (i) beneficial ownership of at least 50% of the voting securities or other comparable equity interests of such undertaking; or (ii) the possession, directly or indirectly, of the power to direct the management and policies of such undertaking, whether through the ownership of voting securities, by contract, declaration of trust or otherwise, and the term “Controlled” shall have a meaning correlative to the foregoing;

“CTA 2010” means the Corporation Tax Act 2010;

“Deed of Adherence” means a deed of adherence substantially in the form set out in Schedule 4;

“Delayed Consideration” has the same meaning as set out in the New Articles;

“Drag Rights” has the meaning given in clause 8.1;

“Employee” shall have the meaning given to the term in the New Articles;

“Encumbrance” means any mortgage, charge (fixed or floating), standard security interest, lien, pledge, assignation by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected);

“Equity Facility” has the same meaning as set out in the New Articles;

“Evotec Director” means the director appointed by Evotec pursuant to clause 3.8 and Article 50.1.1 of the New Articles;

“Financial Year” means a financial year as determined in accordance with section 390 of the Act;

“Fund” means MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator, SCSp;

“Group” means the Company and any Subsidiary Undertaking of the Company from time to time and “Group Company” shall be construed accordingly;

“GT” means GT Healthcare Partners Fund III, L.P. and GT Nextgen Therapies Fund IV, L.P of 22 Pottinger Street, Central, Hong Kong;

“HMRC” means HM Revenue & Customs;

“Holding Company” has the same meaning as set out in the New Articles;

“Holding Company Reorganisation” has the same meaning as set out in the New Articles;

“Intellectual Property” means copyrights, trade and service marks, including the trade marks, trade names, business names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how, registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, domain names, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same and the right to apply for any of the same, and renewals and extensions of any of the same, and the right of use in respect of any of the same;

“Investor Director Consent” means the consent of at least two of the Investor Directors;

“Investor Directors” means each of: (a) the Evotec Director; (b) the Series B Director; (c) the Novo Director; and (d) the SoftBank Director;

“Investor Majority” has the same meaning as set out in the New Articles;

“Investor Majority Consent” has the same meaning as set out in the New Articles;

“Investors” means each of the Subscribers, Evotec, Frontier IP Limited and any other person to whom any of them transfers their Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares, Series D Preference Shares or who subscribes for Series D Preference Shares and who becomes a party as an “Investor” by signing a Deed of Adherence and is named therein as an “Investor”;

“IPO” means the admission of all or any of the Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) on NASDAQ or on the Official List of the United Kingdom Listing Authority or on the AIM Market operated by the London Stock Exchange Plc or on the Stock Exchange of Hong Kong Limited or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

“IRS” means the United States Internal Revenue Service;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Junior Series C Preference Shares” means the junior series C preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Key Employee” means any Employee of the Company who has the word “Director”, “Head” or “Chief” in their job title;

“a Member of the same Fund Group” has the same meaning as set out in the New Articles;

“a Member of the same Group” has the same meaning as set out in the New Articles;

“Mubadala” means MIC Capital Management 83 RSC Ltd;

“NASDAQ” means the NASDAQ Stock Market of the NASDAQ OMX Group Inc.;

“New Articles” means the new articles of association of the Company in the agreed form to be adopted on around the date of this Agreement as amended or superseded from time to time;

“Novo Director” means the director appointed by Novo pursuant to clause 3.9 and Article 50.1.2 of the New Articles;

“Observers” means: (i) the observer appointed by Evotec pursuant to clause 3.14; (ii) the observer appointed by GT in accordance with clause 3.15; (iii) the observer appointed by Novo in accordance with clause 3.16; (iv) the observer appointed by BLK in accordance with clause 3.17; and (v) the observer appointed by SoftBank in accordance with clause 3.18 from time to time (and “Observer” shall mean any one of them);

“Ordinary A Directors” means all of the directors (up to four) that have been appointed by an Ordinary A Majority pursuant to clause 3.6 and Article 50.2 of the New Articles (and “Ordinary A Director” shall mean any one of them);

“Ordinary A Majority” has the same meaning as set out in the New Articles;

“Ordinary Shares” means the ordinary class A shares of £2.00 each (“Ordinary Class A Shares”) and ordinary class B shares of £2.00 each (“Ordinary Class B Shares”) in the capital of the Company from time to time each having the rights set out in the New Articles;

“Period” means the period of two years immediately preceding the Termination Date;

“Permitted Transferee” shall have the meaning given in the New Articles;

“PFIC” has the meaning given in paragraph 1 of Schedule 5;

“QEF” has the meaning given in paragraph 2 of Schedule 5;

“Quarter Date” means in any year each of 31st March, 30th June, 30th September and 31st December;

“Relevant Securities” means, in respect of the Company, any Share or other security in the capital of the Company from time to time, or any other security, agreement or instrument which contains or otherwise provides for any right to subscribe or exchange for, convert into or otherwise call for any issue of any Shares or other securities in the capital of the Company from time to time;

“Sale” means a Share Sale or an Asset Sale, both as defined in the New Articles;

“Series A Preference Shares” means the series A preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series B Director” means the director that has been appointed by a Series B Investor Majority (subject to approval by the Board) pursuant to clause 3.7 and Article 50.1.3 of the New Articles;

“Series B Investor Majority” has the same meaning as set out in the New Articles;

“Series B Preference Shares” means the series B preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series C Preference Shares” means the series C preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series C1 Preference Shares” means the series C1 preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series D Preference Shares” means the Series D1 Preference Shares, the Series D2 Preference Shares and the Series D3 Preference Shares;

“Series D1 Preference Shares” means the series D1 preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series D2 Preference Shares” means the series D2 preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series D3 Preference Shares” means the series D3 preference shares of £2.00 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Share Option Plan” means:

(a)	the existing EMI share option plan of the Company;

(b)	the existing unapproved share option plan of the Company;

(c)	the existing CSOP share option plan of the Company; and

(d)	any other share option plan(s) and/or share incentive plans adopted by the Company and/or share option agreement(s) entered into by the Company (in each case the terms of which have been approved by the Board with the consent of at least one Investor Director), in each case as amended by the Company, with approval of the Board including the consent of at least one Investor Director;

“Share Option Pool” means the maximum pool of Ordinary Shares which are reserved for issue or grant pursuant to any Share Option Plan, such number being 40,587 as at the date of this Agreement, comprising:

(a)	37,606 options over Ordinary Shares that have been allocated as at the date of this Agreement; and

(b)	2,981 Ordinary Shares that remain unallocated as at the date of this Agreement;

“Share Sale” has the meaning given in the New Articles;

“Shareholder” means any shareholder of the Company from time to time who is a party to this Agreement (but excludes the Company holding Shares as Treasury Shares from time to time);

“Shares” means the Ordinary Class A Shares, the Ordinary Class B Shares, the Series A Preference Shares, the Series B Preference Shares, the Junior Series C Preference Shares, the Series C Preference Shares, the Series C1 Preference Shares and the Series D Preference Shares and any other class of shares in the capital of the Company from time to time;

“SoftBank” means SVF II Excel (DE) LLC;

“SoftBank Director” means the director that has been appointed by SoftBank (subject to approval by the Board) pursuant to clause 3.10 and Article 50.1.4 of the New Articles;

“Subsidiary Undertaking” has the meaning set out in section 1162 of the Act;

“Tax” or “Taxation” means all forms of direct and indirect taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in the United Kingdom or elsewhere in the world and shall include all costs, fees, interest, fines, surcharges, assessments, penalties, charges and expenses in addition to Tax resulting from, attributable or incidental to, or in relation to any proceedings, queries, contest or dispute with a Taxing Authority;

“Taxing Authority” means HMRC and any other governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United Kingdom or elsewhere in the world, which is competent to impose or collect Taxation;

“Termination Date” has the same meaning as set out in the New Articles;

“Treasury Shares” means shares in the capital of the Company held by the Company as treasury shares within the meaning set out in section 724(5) of the Act;

“VAT” means value added tax chargeable under the VATA or under any legislation replacing it or under any legislation which the VATA replaced and further means value added tax at the rate in force when the relevant supply is made and any tax of a similar nature which is introduced in substitution for such value added tax; and

“VATA” means the Value Added Tax Act 1994.

1.1	The clause, Schedule and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

1.2	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.3	References to a SoftBank Director, an Evotec Director, a Novo Director, a Series B Director, an Ordinary A Director or an Observer shall include any alternate appointed to act in his place from time to time.

1.4	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

1.5	Reference to a party or parties is to a party or parties of the agreement.

1.6	References to documents “in the agreed form” are to documents in terms agreed on behalf of the Company and the Subscribers and initialled on behalf of each such party or exchanged by way of email by their solicitors as being in agreed form for the purposes of identification only.

1.7	References to any English statute or other legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.8	References to those of the parties that are individuals include their respective legal personal representatives.

1.9	References to “writing” or “written” include any non-transitory form of visible reproduction of words.

1.10	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.11	Reference to “issued Shares” of any class or Shares of any class “in issue” shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.

1.12	Reference to the “holders” of a class of Shares shall exclude the Company holding Shares of that class as Treasury Shares from time to time, unless stated otherwise.

1.13	References to “USD”, “$” or “US$” are references to the lawful currency from time to time of the United States of America.

1.14	Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

1.15	References to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision or enactment unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

1.16	Section 1122 of the CTA 2010 shall apply to determine whether one person is connected with another for the purposes of this Agreement.

1.17	In respect of any actions or matters requiring or seeking the acceptance, approval, agreement, consent or words having similar effect of (a) a SoftBank Director, (b) an Evotec Director, (b) a Novo Director, or (d) a Series B Director under this Agreement, if at any time a SoftBank Director, an Evotec Director, Novo Director or Series B Director (as applicable) has not been appointed or a SoftBank Director, an Evotec Director, Novo Director or Series B Director (as applicable) declares in writing to the Company and the Investors that he considers that providing such consent gives rise or may give rise to a conflict of interest to his duties as a director, such action or matter shall require written consent from SoftBank (in the case of the SoftBank Director), Evotec (in the case of an Evotec Director), Novo (in the case of a Novo Director) or a Series B Investor Majority (in the case of a Series B Director).

1.18	References to BLK shall be deemed to refer to each entity referred to in the definition of BLK collectively, but for the avoidance of doubt: (i) the obligations of each such entity under this Agreement shall be several, and not joint and several; and (ii) any Relevant Securities held by such entities and any of their Affiliates and Permitted Transferees from time to time shall be deemed for the purpose of this Agreement (including determining whether BLK holds the relevant threshold interest for the purposes of certain rights under this Agreement) to be held by BLK as a single shareholder.

2.	SHARE OPTION PLAN

The Share Option Pool shall comprise 40,587 Ordinary Shares. Any options granted by the Company in accordance with a Share Option Plan pursuant to this clause 2 or otherwise in relation to the Share Option Pool shall be granted to directors, employees and consultants of the Company or any Group Company in such number, on such terms and on such occasions as may be decided by the Board with the consent of at least one Investor Director.

3.	The Board

3.1	Board meetings will be held at intervals of not more than three months and at least four Board meetings will be held in each calendar year. The Investor Directors may require, in aggregate, up to eight Board meetings (or such number as is reasonably necessary) to be held in each calendar year.

3.2	The Company shall send to all the directors and any Observer who may be appointed (in electronic form if so required):

3.2.1	reasonable advance notice of each meeting of the Board (being not fewer than five Business Days) and each committee of the Board, such notice to be accompanied by:

3.2.1.1	a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

3.2.1.2	such customary financial and operational information concerning the Company and its business as the Board may agree from time to time;

3.2.2	as soon as practicable after each meeting of the Board (or committee of the Board) a copy of the minutes; and

3.2.3	customary financial and operational information concerning the Company and its business at least five Business Days before each general meeting.

3.3	Save with Investor Director Consent, no business shall be transacted at any meeting of the Board (or committee of the Board) save for that specified in the agenda referred to in clause 3.2.

3.4	The quorum for Directors’ meetings shall be four directors and must include the attendance of at least two Investor Directors and two Ordinary A Directors. The quorum for any committee of the Board shall be determined by the Board (with Investor Director Consent). If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the Directors present at such meeting and notified to each Director (including, without limitation, each Investor Director). If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed.

3.5	Subject to a maximum aggregate amount of £50,000 per calendar year for all Directors, the Company will upon presentation of invoices in reasonable detail, reimburse those directors and any Observer appointed by an Investor with their reasonable out of pocket expenses (in accordance with the Company’s travel policy) incurred by them in respect of attending meetings of the Board and any committee of the Board, and with respect to other meetings or events attended by such person for and on behalf of the Company. Any individual expense in excess of £1,500 will require the prior written approval of the Board.

3.6	The holders of shares equal to at least an Ordinary A Majority shall have the right to appoint and maintain in office up to four natural persons as directors, and to remove from office any person(s) so appointed and to appoint another person(s) in his/their place, pursuant to Article 50.2 of the New Articles.

3.7	The holders of shares equal to at least a Series B Investor Majority shall have the right to appoint and maintain in office one natural person (who has been approved by way of Board Approval) as a director, and to remove from office any person so appointed and to appoint another person in his place, pursuant to Article 50.1.3 of the New Articles.

3.8	For so long as Evotec together with its Permitted Transferees holds Shares equivalent to at least 10% of the total issued share capital of the Company, Evotec shall be entitled to appoint one person to act as a director, and to remove from office any person so appointed and to appoint another person in his place, pursuant to Article 50.1.1 of the New Articles. In the event that Evotec together with its Permitted Transferees hold Shares that are not equivalent to at least 10% of the total issued share capital of the Company, Evotec shall procure that the person it has appointed to act as a director (if any) shall resign immediately.

3.9	For so long as Novo together with its Permitted Transferees holds Shares equivalent to at least 10% of the total issued share capital of the Company, Novo shall be entitled to appoint one person to act as a director, and to remove from office any person so appointed and to appoint another person in his place, pursuant to Article 50.1.2 of the New Articles. In the event that Novo together with its Permitted Transferees hold Shares that are not equivalent to at least 10% of the total issued share capital of the Company, Novo shall procure that the person it has appointed to act as a director (if any) shall resign immediately.

3.10	For so long as SoftBank together with its Permitted Transferees holds Shares equivalent to at least 10% of the total issued share capital of the Company, SoftBank shall be entitled to appoint one person to act as a director, and to remove from office any person so appointed and to appoint another person in his place, pursuant to Article 50.1.2 of the New Articles. In the event that SoftBank together with its Permitted Transferees hold Shares that are not equivalent to at least 10% of the total issued share capital of the Company, SoftBank shall procure that the person it has appointed to act as a director (if any) shall resign immediately.

3.11	The parties agree that the Investor Directors shall be under no obligation to disclose any information or opportunities to the Company except to the extent that the information or opportunity was passed to him expressly solely in his capacity as a director of the Company.

3.12	Each of SoftBank, Evotec and Novo shall procure that the SoftBank Director, Evotec Director or Novo Director (as applicable) appointed by it shall comply with clause 12, save that such SoftBank Director, Evotec Director or Novo Director (as applicable) shall be at liberty from time to time to disclose any information to SoftBank, Evotec or Novo (as applicable) itself, it being understood that SoftBank, Evotec and Novo shall be bound by the provisions of clause 12 with respect to any such information disclosed by the SoftBank Director, Evotec Director or Novo Director (as applicable).

3.13	Each of the Investor Directors shall be entitled at his request to be appointed to any committee of the Board established from time to time.

3.14	For so long as Evotec together with its Permitted Transferees holds Shares equivalent to at least 5% but less than 10% of the total issued share capital of the Company, Evotec shall be entitled to appoint one person to act as an observer who may attend and speak at Board meetings and meetings of Board committees but not vote, and to remove from office any person so appointed and to appoint another person in his place. The observer shall have the right to receive notice of all such meetings and all information and documents provided to the Board members, and shall in general have all of the same information rights as Board members. In the event that Evotec together with its Permitted Transferees hold Shares that are not equivalent to at least 5% or exceed 10% of the total issued share capital of the Company, Evotec shall procure that the person it has appointed to act as an Observer (if any) shall resign immediately.

3.15	For so long as GT together with its Permitted Transferees holds Shares equivalent to more than 5% of the total issued share capital of the Company, GT shall be entitled to appoint one person to act as an observer who may attend and speak at Board meetings and meetings of Board committees but not vote, and to remove from office any person so appointed and to appoint another person in his place. The observer shall have the right to receive notice of all such meetings and all information and documents provided to the Board members, and shall in general have all of the same information rights as Board members. In the event that GT together with its Permitted Transferees hold Shares that are not equivalent to more than 5% of the total issued share capital of the Company, GT shall procure that the person it has appointed to act as an Observer (if any) shall resign immediately.

3.16	In addition to the Novo Director, for so long as Novo together with its Permitted Transferees holds Shares equivalent to more than 5% of the total issued share capital of the Company, Novo shall be entitled to appoint one person to act as an observer who may attend and speak at Board meetings and meetings of Board committees but not vote, and to remove from office any person so appointed and to appoint another person in his place. The observer shall have the right to receive notice of all such meetings and all information and documents provided to the Board members, and shall in general have all of the same information rights as Board members. In the event that Novo together with its Permitted Transferees hold Shares that are not equivalent to more than 5% of the total issued share capital of the Company, Novo shall procure that the person it has appointed to act as an Observer (if any) shall resign immediately. For the avoidance of doubt, the right of Novo to appoint an observer is in addition to its right to appoint a Novo Director.

3.17	For so long as BLK together with its Permitted Transferees holds Shares equivalent to 5% or more of the issued share capital of the Company, BLK shall be entitled to appoint one person to act as an observer who may attend and speak at Board meetings and meetings of Board committees but not vote, and to remove from office any person so appointed and to appoint another person in his place. The observer shall have the right to receive notice of all such meetings and all information and documents provided to the Board members, and shall in general have all of the same information rights as Board members. In the event that BLK ceases to be entitled to appoint an observer pursuant to this clause, BLK shall procure that the person it has appointed to act as an Observer (if any) shall resign immediately.

3.18	For so long as SoftBank together with its Permitted Transferees holds Shares equivalent to 5% or more of the issued share capital of the Company, SoftBank shall be entitled to appoint one person to act as an observer who may attend and speak at Board meetings and meetings of Board committees but not vote, and to remove from office any person so appointed and to appoint another person in his place. The observer shall have the right to receive notice of all such meetings and all information and documents provided to the Board members, and shall in general have all of the same information rights as Board members. In the event that SoftBank ceases to be entitled to appoint an observer pursuant to this clause, SoftBank shall procure that the person it has appointed to act as an Observer (if any) shall resign immediately

3.19	Each of Evotec, GT, Novo, BLK and SoftBank shall procure that any Observer appointed by it pursuant to clauses 3.14 to 3.18 above (as applicable) shall comply with clause 12, save that such Observer: (i) shall not be bound by the provisions of clause 12 with respect to any such information disclosed by the Observer to the Board; and (ii) shall be at liberty from time to time to disclose any information to Evotec, Novo, GT, BLK or SoftBank (as applicable) itself, it being understood that Evotec, Novo, GT, BLK and SoftBank shall be bound by the provisions of clause 12 with respect to any such information disclosed by the Observer.

3.20	The parties agree that each Observer shall be under no obligation to disclose any information or opportunities to the Company except to the extent that the information or opportunity was passed to him expressly solely in his capacity as an Observer to the Board.

4.	Information Rights

4.1	The Company shall keep the Investors reasonably informed in a timely manner of all material developments concerning the Business, affairs and prospects of the Company, including but not limited to all fundraisings, significant commercial partnerships, regulatory developments, litigation, any material developments or offers which might lead to any Sale or IPO.

4.2	The Company further undertakes to each Investor that it shall deliver to each Investor within ninety (90) days (or 180 days, if such extension is approved by the Board) of the end of the relevant Financial Year, (a) audited annual financial statements (including balance sheet, statement of earnings, shareholders’ equity and cash flow statements for the applicable periods) of the Company in respect of such Financial Year prepared in accordance with IFRS by independent public accountants of national standing, and (b) a consolidated management report in respect of such Financial Year (including details of the progress of the Company and its business, the material developments in its research and development projects, and its expenditure throughout the course of such Financial Year). To the extent such audited annual financial statements and report are not available within 45 days of the end of the relevant Financial Year, the latest unaudited version of such annual financial statements that are consistent with IFRS shall be provided to each Investor within 45 days of the end of the relevant Financial Year (without prejudice to the obligation to provide such audited annual financial statements within the 90 day (or 180 day, if applicable) period which shall still apply).

4.3	The Company undertakes to each Investor (for as long as such Investor holds any Shares) that the Company shall deliver to each Investor:

4.3.1	within five (5) Business Days of each Quarter Date:

4.3.1.1	a summary management report providing summary details of the progress of the Company and its business, including a report on material developments in its research and development projects, and details of the Company’s expenditure throughout the course of the relevant period;

4.3.1.2	unaudited quarterly management accounts of the Company (for such quarter and the year-to-date), including income statement, cash position and cash burn and cash flow statements and projections by comparison to the operating budget set out in the then current Business Plan and Budget. Such quarterly management accounts shall be prepared by the Company with reasonable skill and care and, save as noted in such accounts, on a basis reasonably consistent with IFRS, except that such quarterly management accounts do not need to have notes attached and shall be subject to year-end audit adjustments; and

4.3.1.3	a statement showing:

(i)	the number of shares in each class and series of Shares in sufficient detail to allow each Investor to calculate its respective percentage ownership in the Company; and

(ii)	the allocation of the Share Option Pool;

4.3.2	no later than thirty (30) days (but no earlier than ninety (90) days) prior to the commencement of each Financial Year, an updated draft Business Plan and a draft Budget for the next Financial Year; and

4.3.3	within forty-five (45) days of each Quarter Date, unaudited quarterly financial statements of the Company, which shall include a balance sheet, income statement and equity statement.

4.4	Upon being given at least five (5) Business Days’ notice in writing, the Company shall permit an Investor to enter the Company’s premises and to make reasonable inspection of its books and records and to have reasonable access to the Employees and the Company’s advisers and accountants for the purposes of ascertaining the accurateness of any information provided to that Investor, the Evotec Director, the Novo Director, the SoftBank Director or the Observers.

4.5	If the Company fails to comply with any of its obligations to provide information to an Investor, the Evotec Director, the Novo Director, the SoftBank Director or the Observers pursuant to the provisions of this clause 4, then the Investor affected will be entitled to instruct a firm of accountants to prepare the relevant information and provide it to the Investors, the Evotec Director, the Novo Director, the SoftBank Director and the Observers. The Company will permit reasonable access to its books and records and its premises for this purpose. The reasonable costs of any such appointment (plus any VAT) will be paid by the Company.

4.6	The Company undertakes to each Shareholder that the Company shall deliver to each Shareholder within five (5) days after each calendar quarter quarterly profit and loss accounts and balance sheets in respect of such calendar quarter prepared in accordance with IFRS, and shall within 60 days of the end of each Financial Year provide each Shareholder with an overview of the Company’s progress over that year and meet with such Shareholders as may so request to answer any questions they may have on the report.

4.7	The Company undertakes to each Investor that the Company shall provide to the Investors all further documents and information reasonably required by any Investor to fulfil its regulatory requirements (or those of any Member of the same Group or Member of the same Fund Group) or requirements pursuant to the rules of any securities exchange on which securities of such Investor (or any Member of the same Group or Member of the same Fund Group) are listed or traded.

4.8	The Company undertakes to the Investors that the Company shall provide to the Investors all further documents and information reasonably requested by the Investors in order to comply with regulatory, accounting or tax requirements and either to provide such information or provide a valid reason why such documents or information cannot be provided.

4.9	Subject to clause 4.10, but notwithstanding any other provisions of this Agreement:

4.9.1	the Company shall be entitled to not provide or redact or restrict any report, accounts, information, document or thing to be provided under this clause 4 or clause 3 to any Investor (or any Investor Director or Observer) (save for any information, document or thing provided to any Investor or Investor Director pursuant to clauses 4.1 (excluding any information, document or thing in relation to any significant commercial partnerships and/or regulatory developments of the Company) 4.2, 4.3.1.1, 4.6 and 4.8 (inclusive)) to the extent that the Board determines in its reasonable discretion acting in good faith that the provision of such information or other thing to that Investor (or any Investor Director or Observer) would or may conflict with the interests of the Company in respect of any business of a Group Company carried on from time to time with any business invested in or acquired or developed by that Investor or any of its Affiliates directly or indirectly and any Investor Director and/or Observer appointed by such Investor shall not, save as required to enable him to comply with his legal duties as a director, have the right to receive such information by virtue of his position as a director of the Company or any Group Company or observer; and

4.9.2	in the event of a prospective Sale that is in a bona fide competitive sales process with multiple bidders and in which an Investor participates either in its own name or that of an Affiliate, such Investor shall not have the right to receive any financial or other information in connection with such sales process by virtue of its position as an Investor or as a shareholder in the Company and any Investor Director and/or observer appointed by such Investor shall not have the right to receive any financial or other information in connection with such sales process by virtue of his position as a director of the Company or any Group Company or observer, and in any such circumstance described in clauses 4.9.1 and 4.9.2 above, the Board shall be entitled to request that the Investor Director and/or Observer appointed by the relevant Investor shall recuse himself or herself from the relevant part of such meeting of the Board or committee of the Board for such time as such matters are being discussed. For the purposes of this clause 4.9, the term “Affiliate” shall also include any company in respect of which that Investor or any of its Affiliates holds at least 10% of the issued share capital or a right to appoint a director to the board.

4.10	Prior to withholding, redacting or restricting any information from an Investor, Investor Director or Observer in accordance with clause 4.9 or requesting that an Investor Director and/or Observer recuse himself or herself from the relevant part of a meeting of the Board or committee of the Board, the Company shall (in good faith) discuss the circumstances with the relevant Investor, Investor Director or Observer and consult with such Investor, Investor Director or Observer (acting reasonably) to seek an alternative means of sharing such information to the extent reasonably practicable.

5.	Matters Requiring Consent

5.1	Subject to clauses 5.3, 5.4, 5.5 5.6 and 5.7 each of the Shareholders shall exercise all voting rights and powers of control available to him in relation to the Company to procure that save with Board Approval (including Investor Director Consent), the Company shall not effect any of the matters listed in Part 1 of Schedule 2 (except that only Board Approval and the consent of one Investor Director, rather than Investor Director Consent, shall be required in the circumstances expressly stated in paragraphs 13, 14, 20 and 21 of Part 1 of Schedule 2) and that, save with Investor Majority Consent, the Company shall not effect any of the matters referred to in Part 2 of Schedule 2.

5.2	Subject to clauses 5.3, 5.4, 5.5, 5.6 and 5.7 and as a separate obligation that is severable from the obligations in clause 5.1, the Company agrees that, save with Board Approval (including the Investor Director Consent), it shall not effect any of the matters listed in Part 1 of Schedule 2 (except that only Board Approval and the consent of one Investor Director, rather than Investor Director Consent, shall be required in the circumstances expressly stated in paragraphs 13, 14, 20 and 21 of Part 1 of Schedule 2) and that, save with Investor Majority Consent, it shall not effect any of the matters referred to in Part 2 of Schedule 2.

5.3	Subject to clause 5.7, the restrictions in this clause 5 and Schedule 2 shall apply to the Company and each member of the Group and accordingly references in this clause and these Schedules to the Company shall be construed as a reference to each member of the Group from time to time.

5.4	Each of the Shareholders shall exercise all voting rights and powers of control available to him in relation to the Company to procure that save with the prior written consent of the Investor concerned, the Company shall not effect any alteration of the New Articles to the extent such alteration affects the specific rights or obligations of any Investor as a holder of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares or Series D Preference Shares or with respect to the Evotec Director, the Novo Director, the SoftBank Director or any Observer.

5.5	Notwithstanding the matters referred to in Schedule 2, the Company undertakes to Celgene that it shall not use the name or logo of Celgene or any of its Affiliates without Celgene's prior written consent.

5.6	Notwithstanding the matters referred to in Schedule 2, the Company undertakes to each of the Subscribers that it shall not (and shall procure that each other member of the Group shall not), either directly or indirectly, release any announcement containing, or use in advertising, any reference to any such Subscriber or any of their respective Affiliates, as applicable (including any reference to any individual fund or account managed by a Subscriber or any of their respective Affiliates, as applicable), or use any trade name, trademark owned by a Subscriber or any of their respective Affiliates without the relevant Subscriber’s, prior written consent. This restriction does not affect any announcement or circular required by law or any regulatory body or the rules of any relevant stock exchange, provided that if it is the Company that is required by law or any regulatory body or the rules of any relevant stock exchange, to make an announcement, the Company shall in such announcement include only the minimum amount of information in relation to the Subscriber, as is required to comply with law or any regulatory body or the rules of any relevant stock exchange.

5.7	Notwithstanding anything in this Agreement to the contrary, including but not limited to clauses 5.1 - 5.3 (inclusive) and Schedule 2, neither Investor Director Consent nor Investor Majority Consent shall be required in connection with any matter undertaken by the Company pursuant to the Equity Facility, including (but not limited to) the allotment and issue of any Series D Preference Shares, and each Shareholder hereby (i) agrees to exercise all voting rights and powers of control available to him to give effect to the Equity Facility as may be requested by the Board from time to time; and (ii) waives any rights of pre-emption existing under the Act, the New Articles or otherwise with respect to the allotment and issue of Series D Preference Shares pursuant to the Equity Facility.

5.8	Each Investor Director, or such other person as an Investor may nominate (by giving notice in writing to the Company), shall be authorised to communicate in writing the consent of its appointing Investor to any of the matters referred to in Schedule 2.

5.9	Without prejudice to clause 5.7, an Investor may provide its consent to any of the matters referred to in Schedule 2 in the following ways:

5.9.1	a document signed (including by electronic means) by such Investor or by an authorised representative of such Investor; or

5.9.2	an email from a designated authorized officer, specifying the title and authority of such officer, of such Investor expressly giving such consent on behalf of such Investor.

6.	Business Undertakings

6.1	The Manager shall promote the best interests of the Company and ensure, so far as he is able, that the Business is conducted in accordance with the Business Plan and the Budget and with good business practice.

6.2	The Manager and the Company severally undertake to the Investors to procure, so far as it lies within their respective power to do so, that the Manager and each member of the Group will comply with the requirements set out in Schedule 3. References to the Company in Schedule 3 shall be construed as a reference to each member of the Group from time to time.

6.3	The Company will comply with the requirements set out in Schedule 5.

7.	Sale, IPO or Holding Company Reorganisation

7.1	Each party acknowledges and agrees that upon a Sale or an IPO:

7.1.1	the Investors shall not be obliged to give warranties or indemnities except a warranty as to title to the shares held by such Investor;

7.1.2	each Investor’s liability shall be several and not on a joint basis with any other person and such liability shall not exceed the aggregate amount of consideration received or receivable by such Investor; and

7.1.3	the Investors shall not be obliged to give and shall not be bound by any covenants (including without limitation relating to non-competition and non-solicitation).

Sale

7.2	Any costs in relation to a Sale shall be borne by the Shareholders proportionately to the consideration payable (including any Delayed Consideration), whether in cash or otherwise, to each of them pursuant to the terms of the Sale.

IPO

7.3	Any underwriting costs and commissions in relation to an IPO shall be borne: (i) by the Company and the Shareholders who sell in such IPO (the "IPO Selling Shareholders") proportionately to their sale of Shares to be sold in such IPO; or (ii) if there are no IPO Selling Shareholders, wholly by the Company.

7.4	It is hereby agreed by the parties that, on an IPO, the Shareholders shall:

7.4.1	to the extent required by the applicable rules of the relevant exchange, retain such number of their Shares held at the time of the IPO for such period after the IPO as is required by the applicable rules of the relevant exchange; and

7.4.2	have regard to the recommendation of the Company’s underwriters or brokers on an IPO in determining their respective sale of shares upon the Company’s IPO and shall make such determination with a view to ensuring the success of the IPO.

7.5	It is agreed that in the event of an initial public offering of the Company’s shares on a US stock exchange (including NASDAQ) the Investors shall be entitled to registration rights on terms to be agreed which shall include:

7.5.1	two demand registration rights commencing six months after the Company’s initial public offering;

7.5.2	unlimited shelf and piggy back registrations on all registrations by the Company for its own account; and

7.5.3	all expenses of a registration will be payable by the Company including the legal costs of one professional firm appointed to act on behalf of the Investors up to a maximum amount of US$60,000.

7.6	All Investors shall be entitled to participate in the registration rights referenced in clause 7.5 on a pro rata basis. The Company shall exercise all reasonable endeavours to procure that all of the registrable securities requested by the Investors are included in any registration referenced in clause 7.5. If, after consultation with the Investors and the underwriters that are appointed for the registration, the total number of registrable securities requested by the Investors to be included in the registration exceeds the number of registrable securities that can be included in the registration, then the number of securities that may be included in the registration shall be allocated to the Investors requesting inclusion of their registrable securities in such registration on a pro rata basis. For the purposes of this clause 7.6, “pro rata” basis shall be determined, in respect of an Investor, by the quotient of the number of registrable securities then outstanding in the Company held by such Investor (as the numerator) over the total number of registrable securities then outstanding in the Company held by all Investors participating in the registration (as the denominator).

7.7	In the event of an IPO that has been approved by the Board, the holder(s) of more than 55% of the Shares and an Investor Majority (an “Approved IPO”), each Shareholder shall take all steps necessary to implement such Approved IPO on such terms as are approved by the Board, the holder(s) of more than 55% of the Shares and an Investor Majority, including:

7.7.1	consenting to, voting for, raising no objections to and waiving any applicable rights as is necessary or desirable (in the opinion of the Board) to:

7.7.1.1	give effect to a Holding Company Reorganisation pursuant to clause 7.9; and

7.7.1.2	adopt new articles of association of the Company (or any Holding Company), in a form appropriate for a public listed company at the relevant time listed on the relevant investment exchange;

7.7.2	re-registering the Company as a public limited company (if applicable);

7.7.3	executing a new shareholders’ agreement relating to any new Holding Company that is in the same or substantially the same form as this Agreement;

7.7.4	consenting to a general meeting of the Company (or any new Holding Company) being held on short notice in accordance with section 307(4) of the Act and providing a proxy in favour of any Director to vote its Shares in favour of any resolution and/or class consent proposed at such general meeting in connection with an Approved IPO;

7.7.5	making all applications needed to a relevant investment exchange to apply for the listing or registration of any shares; and

7.7.6	executing (and or otherwise completing) any documents, resolutions, class consents, information requests, agreements, certificates, transfers or other contracts (including without limitation any share exchange agreements, due diligence questionnaires, disclosure schedules, underwriting agreements, share purchase agreements or other documents reasonably required by an underwriting to complete the Approved IPO) (the “IPO Agreements”).

7.8	Each such Shareholder hereby irrevocably appoints any director of the Company to act as his duly authorised agent and attorney (“IPO Attorney”) to take such actions where a party fails to comply with the provisions of clause 7.7 within five Business Days of being requested by the Company to do so (“IPO Defaulting Party”). The IPO Attorney is (as security for the performance of the IPO Defaulting Party’s obligations) irrevocably appointed and authorised to be the true and lawful attorney for the IPO Defaulting Party and in its name and on its behalf to exercise in the absolute discretion of the IPO Attorney all voting rights attaching to the Shares. The power of attorney set out in this clause 7.8 is granted to secure the performance by the Shareholder of his obligations under clause 7.8 and shall be irrevocable.

Holding Company Reorganisation

7.9	In the event of a Holding Company Reorganisation approved by the Board, the holder(s) of more than 55% of the Shares and an Investor Majority (a “Proposed Reorganisation”), all Shareholders shall: (i) consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Reorganisation; and (ii) take all necessary actions to tender their Shares required to effect the Proposed Reorganisation (the “Reorganisation Actions”). The Shareholders shall be required to take all Reorganisation Actions with respect to the Proposed Reorganisation as are necessary and required by the Board with Investor Director Consent to facilitate the Proposed Reorganisation, provided that: (1) any such Holding Company Reorganisation shall not affect the legal or economic rights of any Shareholder in a manner which is disproportionate to the manner in which such Holding Company Reorganisation affects other Shareholders (having regard to their respective class and holdings of Shares), except where such Shareholder approves such Holding Company Reorganisation; and (2) nothing in this clause shall require any Shareholder to: (a) take any unlawful action or step; (b) incur any liabilities, obligations, including but not limited to taxes, levies, fines or other liabilities or obligations owed by any Shareholder to any Taxing Authority; or (c) contribute more costs as a consequence of the Reorganisation Actions, except, in each case, to the extent that such liabilities, obligations or costs (other than liabilities, obligations or costs owed to any Taxing Authority) are deemed by the Board (acting reasonably) with Investor Director Consent to be immaterial. Prior to the consummation of the Proposed Reorganisation or any of the Reorganisation Actions contemplated thereby, the Company shall provide each Investor with reasonable notice of the Proposed Reorganisation and use reasonable efforts to procure that each Investor is provided with a copy of a detailed steps-memo prepared by the Company’s accountants describing the Proposed Reorganisation, and the Company shall discuss and consider in good faith the Proposed Reorganisation with such Investors.

7.10	Each Shareholder hereby irrevocably appoints any director of the Company to act as his duly authorised agent and attorney (“Holdco Attorney”) to take such actions where a party fails to comply with the provisions of clause 7.9 within five Business Days of being requested by the Company to do so (“Holdco Defaulting Party”). The Holdco Attorney is (as security for the performance of the Holdco Defaulting Party’s obligations) irrevocably appointed and authorised to be the true and lawful attorney for the Holdco Defaulting Party and in its name and on its behalf to exercise in the absolute discretion of the Holdco Attorney all voting rights attaching to the Shares. The power of attorney set out in this clause 7.10 is granted to secure the performance by the Shareholder of his obligations under clause 7.9 and shall be irrevocable.

7.11	The obligations of each Shareholder pursuant to clauses 7.5 to 7.10 (inclusive) shall be absolute save that where the fulfilment of such obligation is not within the reasonable control of such Shareholder, the obligations of such Shareholder shall be to use its reasonable endeavours to fulfil the obligation.

8.	Compliance with Drag Rights

8.1	Each party acknowledges that the rights set out in Article 26 of the New Articles (as may be varied, supplemented, amended or replaced by similar compulsory transfer provisions from time to time) (the “Drag Rights”) may result in a transfer of Shares or other Relevant Securities held by it and agrees and approves the application of the Drag Rights in accordance with their terms.

8.2	Subject to clauses 7.9 and 7.10, each Shareholder hereby appoints any director of the Company to act as his duly authorised agent and attorney, to approve, agree and execute on behalf of, and in the name of, such Shareholder, any form(s) of acceptance, transfer form(s), share certificate(s) (or an indemnity in a form reasonably acceptable to the Board in respect of any lost share certificate(s)), any notice(s) of exercise or waiver of any right(s), and/or any other document(s), and as may be necessary or desirable (as determined by the Board) to give effect to the Drag Rights. The power of attorney set out in this clause 8.2 is granted to secure the performance by the Shareholder of his obligations under this clause 8 and the Drag Rights and shall be irrevocable.

9.	Shares held by The Manager and other Individuals

9.1	Provision of information to HMRC

The Company agrees with all of the parties to this Agreement who are responsible persons for the purposes of section 421L of ITEPA that:

9.1.1	it is the most appropriate responsible person to obtain information in relation to any Shares acquired by the Manager prior to or at the date of this Agreement; and

9.1.2	the Company shall provide HMRC, within any relevant time limits, with the information required by section 421J of ITEPA on the occasion of any reportable event relating to such shares as defined by section 421K of ITEPA, so that the other parties to this Agreement who are responsible persons do not need to provide any information to HMRC.

9.2	ITEPA elections

Each of the parties to this Agreement who is an individual:

9.2.1	undertakes to inform the Company whenever a reportable event occurs in relation to their Shares and that they will provide the Company with the information required, to the extent that the Company does not have such information;

9.2.2	acknowledges that any Shares acquired before the date of this Agreement are received by the individual gross of tax; and

9.2.3	agrees that any tax arising in relation to any Shares acquired before the date of this Agreement however and whenever arising, shall be the sole responsibility of the individual concerned.

9.3	ITEPA indemnity

Each of the parties to this Agreement who is an individual undertakes fully and effectually to indemnify the Company, subject to clause 9.4, against any liability of the Company to account to HMRC or any other Taxing Authority for any amounts of, or representing, income tax or National Insurance contributions (including employer’s secondary Class 1 contributions to the extent permitted by law from time to time) which may arise as a result of the operation of Part 7 of ITEPA in relation to any Shares acquired by, held by or disposed of by him or any other person associated with him (within the meaning of section 421C of ITEPA) whether such acquisition, holding or disposal occurs at any time before, on or after the date of this Agreement.

9.4	Secondary Class 1 National Insurance contributions

The provisions of clause 9.3 will not have effect in relation to Secondary Class 1 National Insurance contributions on any occasion if to do so would contravene the provisions of the Social Security Contributions and Benefits Act 1992 or of any regulations made under that act.

9.5	Future issues to individuals

If ITEPA would apply to an issue of Shares by the Company to an individual after the date of this Agreement, the Company shall not issue such Shares unless the individual has first entered into:

9.5.1	a valid joint election under section 431(1) of ITEPA, signed by the individual in question and the Company in respect of such Shares; and

9.5.2	a binding obligation in the terms of this clause 9 with the Company.

10.	Further Issue and Transfer of Shares

10.1	Each Shareholder undertakes to each other Shareholder, that he/she or it shall not, and shall not agree to, transfer, mortgage, charge or otherwise dispose of the whole or any part of his/hers or its interest in, or grant any option or other rights over, any Shares to any person except: (i) where required or specifically permitted to do so pursuant to the New Articles or this Agreement; or (ii) with the consent of the Board with Investor Director Consent.

10.2	No Shareholder shall effect any transfer, mortgage, charge or other disposal of any interest in Shares nor shall the Company issue any Shares or equity securities (as defined in section 560 of the Act) or sell or transfer any Shares held as Treasury Shares, to any person who is not a party to this Agreement without first obtaining from the transferee or subscriber a Deed of Adherence save in respect of the grant or exercise of an option pursuant to the Share Option Plan unless otherwise approved by the Board with Investor Director Consent.

10.3	The Deed of Adherence shall be in favour of the Company, the Investors and any other parties to this Agreement and shall be delivered to the Company at its registered office. Subject to clauses 10.1 and 10.2, no share transfer or issue of shares shall be registered unless such Deed of Adherence has been delivered.

11.	Manager’s Covenants

Restrictive covenants

11.1	For the purpose of assuring to the Investors the value of the Business and the full benefit of the goodwill of the business of the Company, the Manager hereby undertakes to and covenants with the Investors and the Company that (save for any interest in the shares or other securities of a company so long as such interest does not extend to more than two per cent of the issued share capital of the company or the class of securities concerned or save with Board consent) he shall not:

11.1.1	while he is an Employee (i) carry on or be concerned, engaged or interested directly or indirectly (in any capacity whatsoever) in any trade or business competing with the trade or business of the Company as carried on at the time or, in relation to any trade or business of the Company that he has been engaged or involved in, at any time during a period of two years immediately preceding that time or (ii) without the prior written consent of the Board with Investor Director Consent, carry out any academic research or projects other than the Approved Activities; or

11.1.2	during the period of 18 months commencing on the Termination Date:

11.1.2.1	without the prior written consent of the Board with Investor Director Consent, carry on or be materially concerned, engaged or interested directly or indirectly in any capacity whatsoever and anywhere in the world in any trade or business competing with the Business or part(s) of the Business in which he has been engaged or involved in to a material extent at any time during the Period;

11.1.2.2	without the prior written consent of the Board with Investor Director Consent, carry out any academic research or projects other than the Approved Activities;

11.1.2.3	either on his own behalf or in any other capacity whatsoever directly or indirectly do or say anything which may lead to any person ceasing to do business with the Company on substantially the same terms as previously (or at all);

11.1.2.4	either on his own behalf or in any other capacity whatsoever directly or indirectly endeavour to entice away from the Company or solicit any person, firm or company who was a client, customer, supplier, agent or distributor of the Company during the Period with whom he shall have been engaged or involved by virtue of his duties during the Period in competition with or to the detriment of the Company or cause or endeavour to cause, such person, firm or company to materially adversely alter the terms on which they do business with the Company;

11.1.2.5	either on his own behalf or in any other capacity whatsoever directly or indirectly have any dealings with any person, firm or company who was a client, customer, supplier, agent or distributor of the Company during the Period with whom he shall have been engaged or involved by virtue of his duties during the Period in competition with or to the detriment of the Company; or

11.1.2.6	either on his own behalf or in any other capacity whatsoever directly or indirectly employ, engage or induce, or seek to induce, to leave the service of the Company any person who is or was a Key Employee with whom he shall have had dealings during the Period whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise; or

11.1.3	at any time after the Termination Date represent himself as being in any way currently connected with or interested in the business of the Company (other than as a shareholder if that be the case).

11.2	Each of the restrictions contained in each paragraph of clause 11.1 is separate and distinct and is to be construed separately from the other such restrictions. The Manager hereby acknowledges that he considers such restrictions to be reasonable both individually and in the aggregate and that the duration, extent and application of each of such restrictions are no greater than is necessary for the protection of the goodwill of the businesses of the Company and that the consideration paid by the Investors in respect of their Shares takes into account and adequately compensates him for any restriction or restraint imposed thereby. However, if any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, the Manager hereby agrees that such restriction shall apply with such modification as may be necessary to make it valid.

11.3	Any discovery, invention, secret process or improvement in procedure made or discovered by the Manager: (i) while in the service of any Group Company in connection with or in any way affecting or relating to the Company's business or capable of being used or adapted for use in or in connection with the Company's business; or (ii) following the Manager ceasing to be in the service of any Group Company, arising from the use by such Manager of the Company’s Confidential Information, shall as soon as reasonably practicable be disclosed to the Company and shall belong to and be the absolute property of the Group Company which the Company nominates for the purpose. For the avoidance of doubt, (i) nothing in this Agreement shall be construed as permitting the Manager that ceases to be in the service of any Group Company to use any of the Company's Confidential Information; and (ii) this agreement shall not operate as a transfer instrument and any transfer of Intellectual Property rights shall be effected under a separate agreement.

11.4	The Manager (whether before or after his ceasing to be a Shareholder in the Company or his ceasing to be an employee or engaged as a consultant of any Group Company) shall, upon the request of, and at the expense of, the Company or its nominee apply or join in applying for patent or other similar protection in the United Kingdom, the Republic of Ireland or any other part of the world for any such discovery, invention, process or improvement as referred to in clause 11.3 and shall execute all instruments and do all things necessary for vesting those letters patent or other similar protection when obtained and all right and title to and interest in them in the Company (or its nominee) absolutely and as sole beneficial owner.

11.5	The Manager shall have no claim against the Company or an Investor in respect of the termination of his contract of employment in relation to any provision in the New Articles, this Agreement or any other agreement or arrangement which has the effect of requiring the Manager to transfer, sell, convert, re-designate or otherwise dispose of the whole or any part of his interest in any shares or other securities in the capital of the Company at any price or into any other class of share (if applicable) or which causes any options or other rights granted to him to become prematurely exercisable or lapse.

12.	Confidentiality

12.1	Subject to clause 12.2, each of the parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of the Company’s business) any Confidential Information.

12.2	The Investors, and each Shareholder who is a director of the Company, shall be at liberty from time to time to make such disclosure:

12.2.1	to each Investor's partners, directors, officers or employees, professional advisers, auditors, lenders, investors, proposed lenders and proposed investors (and those of any Member of the same Fund Group or Member of the same Group as such Investor) that reasonably need to know the relevant Confidential Information;

12.2.2	to any lender to the Company and/or to any shareholder of the Company;

12.2.3	as may be required by law or by any regulatory authority to which the Investor (or any Member of the same Group or Member of the same Fund Group) is subject or by the rules of any securities exchange on which an Investor’s securities (or those of any Member of the same Group or Member of the same Fund Group) are listed or traded;

12.2.4	to the Accountants and/or any other professional advisers of the Company and/or to the Investor’s auditors and/or any other professional advisers of the Investor (or of any Member of the Same Fund Group or Member of the same Group as such Investor); and

12.2.5	to any person who is considering making an investment in the Company or purchasing Shares for the purposes of evaluating any such investment or purchase,

in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit, provided that the recipient is subject to an obligation to keep the disclosure confidential on terms no less restrictive as are set out in this Agreement.

12.3	For the purposes of this clause, “Confidential Information” means any information or know-how of a secret or confidential nature relating to the Company or of any Investor, including (without limitation):

12.3.1	any information regarding this Agreement and the investment by the Investor in the Company pursuant to this Agreement;

12.3.2	any financial information or trading information relating to the Company or of any Investor which a party may receive or obtain as a result of entering into this Agreement;

12.3.3	in the case of the Company, information concerning:

12.3.3.1	its finances and financial data, business transactions, dealings and affairs and prospective business transactions;

12.3.3.2	any operational model, its business plans and sales and marketing information, plans and strategies;

12.3.3.3	its customers, including, without limitation, customer lists, customer identities and contact details and customer requirements;

12.3.3.4	any existing and planned product lines, services, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

12.3.3.5	its technology or methodology associated with concepts, products and services including research activities and the techniques and processes used for development of concepts, products and services;

12.3.3.6	its computer systems, source codes and software, including, without limitation, software and technical information necessary for the development, maintenance or operation of websites;

12.3.3.7	its current and prospective Intellectual Property;

12.3.3.8	its directors, officers, employees and shareholders (including, without limitation, salaries, bonuses, commissions and the terms on which such individuals are employed or engaged and decisions or contents of board meetings);

12.3.3.9	its suppliers, licensors, licensees, agents, distributors or contractors including the identity of such parties and the terms on which they do business, or participate in any form of commercial co-operation with the Company;

12.3.3.10	information concerning or provided to third parties, in respect of which the Company owes a duty of confidence (in particular but without limitation, the content of discussions or communications with any prospective customers or prospective business partner); and

12.3.3.11	any other information which it may reasonably be expected would be regarded by a company as confidential or commercially sensitive, but shall not include any information which:

(i)	is, or which becomes (other than through a breach of this Agreement), available in the public domain or otherwise available to the public generally without requiring a significant expenditure of labour, skill or money;

(ii)	is, at the time of disclosure, already known to the receiving party without restriction on disclosure;

(iii)	is, or subsequently comes, into the possession of the receiving party without violation of any obligation of confidentiality or comes into the possession of the receiving party as a result of a scientific or commercial collaboration between the receiving party and the Company where the terms of such collaboration include separate obligations on the receiving party relating to the confidentiality and use of Company information and those separate obligations are being complied with;

(iv)	is independently developed by the receiving party without breach of this Agreement;

(v)	is explicitly approved for release by the written consent of an authorised representative of the disclosing party; or

(vi)	a party is required to disclose by law, by any securities exchange on which such party’s, or any Member of the same Group as such party’s, securities are listed or traded, by any regulatory or governmental or other authority with relevant powers to which such party or Member of the same Group as such party, is subject or submits, whether or not the requirement has the force of law, or by any court order.

13.	Announcements

13.1	Except in accordance with clause 13.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter (including but not limited to the Investor’s investment in the Company) or any ancillary matter.

13.2	Notwithstanding clause 13.1, any party may:

13.2.1	make any press release to the effect that it has made an investment in the Company and/or that it is a shareholder in the Company without obtaining the prior approval of any other parties (provided that in doing so it makes no reference to any other shareholder in the Company without the prior consent of that shareholder having been obtained);

13.2.2	make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter with the prior written approval of the Board or if and to the extent required by:

13.2.2.1	law;

13.2.2.2	any securities exchange on which such party’s securities are listed or traded;

13.2.2.3	any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law; or

13.2.2.4	any court order.

14.	Costs and Expenses

Each of the parties shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it.

15.	Survival and Cessation of Obligations of the Manager

The obligations on the Manager under clauses 11, 12 and 13 shall survive any transfer by him of all or any Shares and shall survive him ceasing to be an Employee but otherwise upon the Manager ceasing to hold Shares and ceasing to be an Employee he shall have no further obligation or liability under this Agreement but without prejudice to the due performance by him of all obligations up to the date of such cessation.

16.	Effect of Ceasing to Hold Shares

A party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing his rights with effect from the date he ceases to hold or beneficially own any Shares (but without prejudice to any benefits and rights accrued prior to such cessation).

17.	Cumulative Remedies

The rights, powers, privileges and remedies conferred upon the Investors in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

18.	Waiver

The express or implied waiver by any party to this Agreement of any of its rights or remedies arising under this Agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

19.	Entire Agreement

19.1	This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

19.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement and the documents referred to or incorporated in this Agreement.

19.3	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

19.4	Each of the parties acknowledges and agrees that damages alone may not be an adequate remedy for the breach of any of the undertakings or obligations as set out in this Agreement. Accordingly, without prejudice to any other rights and remedies the parties may have, the parties shall be entitled to seek the remedies of interdict, specific implement or other equitable relief for any threatened or actual breach of the terms of this Agreement.

19.5	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

20.	Variation and Termination

20.1	All and any of the provisions of this Agreement may be deleted, varied, supplemented, restated or otherwise changed in any way at any time with the prior written consent of: (a) the Board; (b) Shareholders holding at least 75 per cent of the issued Shares (excluding Treasury Shares) held by the Shareholders; and (c) an Investor Majority, in which event such change shall be binding on all of the parties hereto provided that, if such change would: (i) impose any new obligations on a party; (ii) amend a specific contractual right of a party pursuant to clause 3, 4, 5 and/or this clause 20 and/or any definitions relating to the foregoing; (iii) increase any existing obligation; (iv) deprive an Investor of its rights under this Agreement without the consent of that Investor, unless such amendment similarly deprives all Investors holding Shares of the same class as that Investor; or (v) materially and adversely vary the rights attaching to any class of shares held by an Investor, the consent of the affected party or Investor (as applicable) to such change shall be specifically required. For the purposes of the foregoing, if, at the time that consent to an amendment to this Agreement is sought, Andrew Hopkins holds 25% or more of the issued voting Shares (excluding Treasury Shares) held by the Shareholders, he shall, provided that such amendment affects each Shareholder equally (having regard to their respective class and holdings of Shares), be deemed to hold 24.99% of such issued Shares for the purposes of this clause 20.1, and each other Shareholder shall be deemed to hold such number of issued Shares that it actually holds plus a number of issued Shares equal to its pro rata portion of the disenfranchised issued Shares of Andrew Hopkins (such “pro rata portion” being calculated based on the number of issued voting Shares held between such other Shareholders).

20.2	This Agreement may be terminated with the prior written consent of: (a) the Board; (b) Shareholders holding at least 75 per cent of the issued Shares (excluding Treasury Shares) held by the Shareholders; and (c) an Investor Majority, in which event such termination shall be binding on all of the parties hereto save that nothing in this clause shall release any party from liability for breaches of this Agreement which occurred prior to its termination.

20.3	This Agreement shall terminate and cease to have effect upon the first to occur of (i) an IPO; (ii) consummation by the Company of a Holding Company Reorganisation (provided that a shareholders’ agreement relating to the new Holding Company substantially on the terms of this Agreement has been entered into between the relevant parties); (iii) a Share Sale; and (iv) all of the Subscribers and Non Investing Shareholders, and/or their Permitted Transferees, ceasing to hold or beneficially own any Shares, save that nothing in this clause shall release any party from liability for breaches of this Agreement which occurred prior to its termination.

21.	No Partnership

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties.

22.	ASSIGNMENT and Transfer

22.1	Subject to clauses 22.3, this Agreement is personal to the parties and no party shall:

22.1.1	assign any of its rights under this Agreement;

22.1.2	transfer any of its obligations under this Agreement;

22.1.3	sub-contract or delegate any of its obligations under this Agreement; or

22.1.4	charge or deal in any other manner with this Agreement or any of its rights or obligations.

22.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 22.1 shall be ineffective.

22.3	An Investor may assign the whole or part of any of its rights in this Agreement to any person who has received a transfer of shares in the capital of the Company from such Investor in accordance with the New Articles and has executed a Deed of Adherence.

23.	Rights of Third Parties

23.1	Subject to clause 23.2, this agreement does not confer any rights on any person or party (other than the parties to this Agreement).

23.2	The general partner of an Investor or the management or advisory company authorised from time to time to act on behalf of that Investor or another person or persons nominated by that Investor, shall be entitled to enforce all of the rights and benefits under this Agreement at all times as if party to this Agreement.

24.	Conflict between Agreements

Subject to any applicable law, in the event of any ambiguity or conflict between this Agreement and the New Articles, the terms of this Agreement shall prevail as between the Shareholders and in such event the Shareholders shall procure such modification to the New Articles as shall be necessary.

25.	Counterparts; no originals

25.1	This agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

25.2	Where executed in counterparts:

25.2.1	this Agreement shall not take effect until counterparts from at least the Company, the Subscribers and the Requisite Parties have been delivered; and

25.2.2	delivery will take place when the date of delivery is agreed between the parties after execution of this Agreement as evidenced by the date inserted at the start of this Agreement.

25.3	Where not executed in counterparts, this Agreement shall take effect after its execution upon the date agreed between the parties as evidenced by the date inserted at the start of this Agreement.

26.	Notices

26.1	Any communication and/or information to be given in connection with this Agreement shall be in writing in English and shall either be delivered by hand or sent by internationally recognized overnight courier or email or other electronic form:

26.1.1	to any company which is a party at its registered office (or such other address as it may notify to the other parties to this Agreement for such purpose); or

26.1.2	to any individual who is a party at the address of that individual shown in Parts 1 – 3 of Schedule 1,

(or in each such case such other address as the recipient may notify to the other parties for such purpose).

26.2	A communication sent according to clause 26.1 shall be deemed to have been received:

26.2.1	if delivered by hand, at the time of delivery;

26.2.2	if sent by internationally recognized overnight courier, on the fifth day after posting; or

26.2.3	if sent by email or other electronic form, at the time of completion of transmission by the sender,

except that if a communication is received between 5.30 pm on a Business Day and 9.30 am on the next Business Day, it shall be deemed to have been received at 9:30 am on the second of such Business Days.

27.	Severance

27.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

27.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

28.	Governing Law

This agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law.

29.	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue (including non-contractual claims) which may arise out of or in connection with this Agreement.

30.	Representation

30.1	Each party to this agreement acknowledges that Cooley (UK) LLP (“Cooley”), the Company’s solicitors, has in the past performed and is or may now or in the future represent one or more Shareholders or their Affiliates in matters unrelated to the transactions contemplated by this agreement (the “Financing”), including representation of such Shareholders or their Affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. The Company and each Shareholder hereby:

30.1.1	acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation;

30.1.2	acknowledge that, with respect to the Financing, Cooley has represented solely the Company, and not any Shareholder or any stockholder, director or employee of the Company or any Shareholder; and

30.1.3	gives its informed consent to Cooley’s representation of the Company in the Financing.

31.	Confirmation by the Manager to the Investors

31.1	The Manager confirms to the Investors that, for the purposes of entering into the transactions contemplated by this Agreement:

31.1.1	he has entered into such transactions entirely on the basis of his own assessment of the risks and effect thereof;

31.1.2	he is owed no duty of care or other obligation by any Investor; and

31.1.3	insofar as he is owed any such duty or obligation (whether in contract, tort or otherwise) by the Investors he hereby waives, to the extent permitted by law, any rights (save in the case of any fraudulent misrepresentation) which he may have in respect of such duty or obligation.

IN WITNESS WHEREOF this Agreement is executed and delivered as a deed on the date first mentioned above:

EXECUTED as a DEED by	)
EXSCIENTIA HOLDINGS	)
LIMITED	)

acting by two directors		/s/
Director

/s/
Director

EXECUTED as a DEED by
NOVO HOLDINGS A/S	Signature:	/s/ Robert Ghenchev

	Print Name:	Robert Ghenchev

Witness’s Signature:	/s/ Adelina Grozdanova

Name:	Adelina Grozdanova

Address	1824 Jackson Street, apt D

San Francisco, CA 94109

Occupation:	Head of Investor Group

EXECUTED as a DEED by	Signature:	/s/ Enno Spillner
EVOTEC SE
	Print Name:	Enno Spillner

Witness’s Signature:	/s/ Heike Meyer-Zengerle

Name:	Heike Meyer-Zengerle

Address	c/o Evotec SE

Essener Bogen 7

22419 Hamburg, Germany

Occupation:	Legal Operations Specialist Global Legal & Compliance

EXECUTED as a DEED by	Signature:	/s/ Ian McLean
SVF II EXCEL (DE) LLC
	Print Name:	Ian McLean

Witness’s Signature:	/s/ Jessica McLean

Name:	Jessica McLean

Address	87 Central Ave.

-

San Francisco, CA 94117

USA

Occupation:	Designer

EXECUTED as a DEED by BlackRock Global Allocation Fund, Inc.

By:	BlackRock Advisors, LLC, its Investment Advisor

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Global Funds – Global Allocation Fund

By:	BlackRock Investment Management, LLC, as Investment Sub-Advisor

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.

By:	BlackRock Advisors, LLC, its Investment Advisor

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.

By:	BlackRock Advisors, LLC, its Investment Advisor

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Global Allocation Fund (Australia)

By:	BlackRock Investment Management, LLC, as Investment Manager for BlackRock Investment Management (Australia) Limited, the Responsible Entity of BlackRock Global Allocation Fund (Australia)

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Global Allocation Collective Fund

By:	BlackRock Institutional Trust Company, N.A., not in its individual capacity but as Trustee of the BlackRock Global Allocation Collective Fund

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Global Funds – Global Dynamic Equity Fund

By:	BlackRock Investment Management, LLC, as Investment Sub-Adviser

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Capital Allocation Trust

By:	BlackRock Advisors, LLC, its Investment Advisor

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V

By:	BlackRock Advisors, LLC, its Investment Advisor

By:	/s/ William Abecassis

Name:	William Abecassis

Title:	Head of Innovation Capital

Witness’s Signature:	/s/ Brett Buchness

Name:	Brett Buchness

Address	55 E 52nd St

New York, NY 10055

Occupation:	Portfolio Manager

EXECUTED as a DEED by MIC CAPITAL	)
PARTNERS (VENTURES) EUROPE	)
PARALLEL (LUXEMBOURG))
AGGREGATOR, SCSP	)
)
By: MIC Capital Partners (Ventures))
Europe Parallel (Luxembourg) GP S.À.R.L.,	)
its unlimited partner (associé commandité) and	)
manager (gérant))		/s/ Rodney Cannon
Rodney Cannon

Witness’s Signature:	/s/ Matthew Ryan

Name:	Matthew Ryan

Address	PO Box 45005

Abu Dhabi

Occupation:	Lawyer

EXECUTED as a DEED by MIC CAPITAL	)
MANAGEMENT 83 RSC LTD. acting by an	)
authorised signatory	)	/s/ Rodney Cannon
Rodney Cannon

Witness’s Signature:	/s/ Matthew Ryan

Name:	Matthew Ryan

Address	PO Box 45005

Abu Dhabi

Occupation:	Lawyer

EXECUTED as a DEED by MW XO	)
HEALTH INNOVATIONS FUND, LP	)
)
By: Marshall Wace North America, LP, its	)
investment manager	)
)
By: Marshall Wace LLC, the general partner	)
of its investment manager	)	/s/

Witness’s Signature:	/s/ Veena Malpani

Name:	Veena Malpani

Address	142 Eighth St Apt 8C

New York, NY 10003

Occupation:

EXECUTED as a DEED by PIVOTAL	)
BIOVENTURE PARTNERS FUND I, L.P.	)
)
By: Pivotal bioVenture Partners Fund I	)
G.P., L.P. its general partner	)
)
By: Pivotal bioVenture Partners Fund I	)
U.G.P. Ltd, its general partner, acting by its	)
the Managing Partner	)	/s/ Robert Hopfner
Robert Hopfner, Managing Partner

Witness’s Signature:	/s/ Ming Cheah

Name:	Ming Cheah

Address	340 Vallejo Drive #56

Millbrae CA 94030

USA

Occupation:	Venture capital investor

EXECUTED as a DEED by NFLS ZETA	)
LIMITED acting by a director	)	/s/
Director

Witness’s Signature:	/s/ Anna Sun

Name:	Anna Sun

Address	23F Nan Fung Tower

88 Connaught Road Central

Hong Kong

Occupation:	Business

EXECUTED as a DEED by ZONE III	)
HEALTHCARE HOLDINGS, LLC	)
)
By: Farallon Capital Management, LLC, its	)
manager acting by an authorised signatory	)	/s/ Philip Dreyfuss
Philip Dreyfuss, Authorised Signatory

Witness’s Signature:	/s/ Lexie Woolley

Name:	Lexie Woolley

Address	One Maritime Plaza

Suite 2100

San Francisco, CA 94111

Occupation:	Assistant

EXECUTED as a DEED by HONGKOU CAPITAL MASTER FUND LP By: Hongkou Capital GP LLC, its general partner, acting by its sole member	) ) ) ) )	/s/ Xiaotong Zhou
Xiaotong Zhou

Witness’s Signature:	/s/ John Larre

Name:	John Larre

Address	287 Park Avenue South

2nd Floor

New York, NY 10010

Occupation:	Chief Operating Officer

EXECUTED as a DEED by LAURION CAPITAL MASTER FUND LTD.	) )	/s/ Daniel Woelfel
Daniel Woelfel

Witness’s Signature:	/s/ Laura Brancato

Name:	Laura Brancato

Address	22 Forest Pk Ave

Larchmont, NY 10538

Occupation:	Homemaker

EXECUTED as a DEED by GAVIN RESOURCES LIMITED	) )	/s/

Witness’s Signature:	/s/ KANG Kowk Keung Derek

Name:	KANG Kowk Keung Derek

Address	Flat D, 13/F., Block 2

The Grand Panorama

10 Robinson Road

Hong Kong

Occupation:	Senior Investment Manager

EXECUTED as a DEED by DATA TROPHY LIMITED	) )	/s/

Witness’s Signature:	/s/ Winnie Cheung

Name:	Winnie Cheung

Address	32/F New World Tower

18 Queen’s Road Central

Hong Kong

Occupation:	Assistant

EXECUTED as a DEED by CELGENE CORPORATION	) )	/s/

Witness’s Signature:	/s/ Jill Konowich

Name:	Jill Konowich

Address	18 Silverthorn Ln

Belle Mead NJ

USA

Occupation:	Oncologist

EXECUTED as a DEED by FRONTIER IP LIMITED	) )	/s/ Neil Crabb

Witness’s Signature:	/s/ Jim Fish

Name:	Jim Fish

Address	6 Moston Terrace

Edinburgh

EH9 2DE

Occupation:	CFO

EXECUTED as a DEED by GT HEALTHCARE PARTNERS FUND III, L.P	) ) )	/s/

Witness’s Signature:	/s/ Gladys Chan

Name:	Gladys Chan

Address	2/F., 22 Pottinger Street

Central, Hong Kong

Occupation:	Accountant

EXECUTED as a DEED by HARMONY WAY GROUP	) ) )	/s/

Witness’s Signature:	/s/ Tiffany Lai

Name:	Tiffany Lai

Address	32/F New World Tower

18 Queen’s Road Central, HK

Occupation:	Personal Assistant

EXECUTED as a DEED by RALLY PROFIT LIMITED	) ) )	/s/

Witness’s Signature:	/s/ Wong Man Leung

Name:	WONG MAN LEUNG

Address	FLAT 24H TOWER 33

SOUTH HORIZONS

AP LEI CHAU

HONG KONG

Occupation:	BUSINESSMAN

EXECUTED as a DEED by GT NEXTGEN THERAPIES FUND IV, L.P.	) )	/s/

Witness’s Signature:	/s/ Gladys Chan

Name:	Gladys Chan

Address	2/F., 22 Pottinger Street

Central, Hong Kong

Occupation:	Accountant

EXECUTED as a DEED by GT VISIONARY VENTURES LIMITED	) ) )	/s/

Witness’s Signature:	/s/ Gladys Chan

Name:	Gladys Chan

Address	2/F., 22 Pottinger Street

Central, Hong Kong

Occupation:	Accountant

EXECUTED as a DEED by CASDIN PRIVATE GROWTH EQUITY FUND, L.P. By: Casdin Private Growth Equity Fund GP, LLC., its General Partner	) ) ) ) )	/s/ Kevin O’Brien

Witness’s Signature:	/s/ Jeanine O’Brien

Name:	Jeanine O’Brien

Address	15 Harris St

Bay Head, NJ 08742

USA

Occupation:	Decorator

EXECUTED as a DEED by THE UNIVERSITY OF DUNDEE	) )	/s/

Witness’s Signature:	/s/ Claire McGinnis

Name:	Claire McGinnis

Address	c/o University of Dundee

Nettergate, Dundee

DD1 4HN

Occupation:	Solicitor

EXECUTED as a DEED by ANDREW LEE HOPKINS	) )	/s/ Andrew Lee Hopkins

Witness’s Signature:	/s/ Chris Thomas

Name:	Chris Thomas

Address	24 Annesley Road

Oxford

OX4 4JQ

Oxfordshire

Occupation:	HR

EXECUTED as a DEED by GEORGE RICHARD BICKERTON	) )	/s/ Richard Bickerton

Witness’s Signature:	/s/ Ruth Bickerton

Name:	Ruth Bickerton

Address	16 South Drive

Liff

Dundee. DD2 5SJ

Occupation:	Post-graduate student

EXECUTED as a DEED by JEREMY BESNARD	) )	/s/ Jérémy Besnard

Witness’s Signature:	/s/ Milly Chen

Name:	Milly Chen

Address	55 Old Witney Road

Eynsham

OX29 4PT

Occupation:	Executive Director of Strategic Development

EXECUTED as a DEED by SENGA OXENHAM	) )	/s/ Senga Oxenham

Witness’s Signature:	/s/ Nicola Oxenham

Name:	Nicola Oxenham

Address	90 Main Street, lauchars

St Andrews

FIFE, KY16 0HF

Occupation:	Analytical Chemist

EXECUTED as a DEED by GEORGY EGOROV	) )	/s/ Georgy Egorov

Witness’s Signature:	/s/ Amit Pilowsky

Name:	Amit Pilowsky

Address	Flat 82 Eyre Court

3-21 Finchley Road

London NW8 9TX

Occupation:	Investor

EXECUTED as a DEED by PATRICIA BARCLAY	) )	/s/ Patricia Barclay

Witness’s Signature:	/s/ Alison Barr

Name:	Alison Barr

Address	20 Kaimes Road

Edinburgh

EH12 6JS

Scotland

Occupation:	Secretary

EXECUTED as a DEED by IVA HOPKINS NAVRATILOVA	) )	/s/ Iva Navratilova

Witness’s Signature:	/s/ Chris Thomas

Name:	Chris Thomas

Address	24 Annesley Road

Oxford

OX4 4JQ

Occupation:	HR

EXECUTED as a DEED by MIROSLAVA	)
PILAROVA	)	/s/ Miroslava Pilarova

Witness’s Signature:	/s/ Ben Truesdale

Name:	Ben Truesdale

Address	18 Church Hill Road

Oxford

Ox43se

Occupation:	Writer

EXECUTED as a DEED by ANDREW	)
DOUGLAS	)	/s/ Andrew Douglas

Witness’s Signature:	/s/ Sian Douglas

Name:	Sian Douglas

Address	9 Church Green

Gresford, Wrexham

LL128RJ

Occupation:	Primary School Teacher

EXECUTED as a DEED by KATHERINE	)
LANSU	)	/s/ Katherine Lansu

Witness’s Signature:	/s/ Marcia Lansu

Name:	Marcia Lansu

Address	4424 North Mozart Street

Chicago, Illinois

60625

Occupation:	Certified Public Accountant

EXECUTED as a DEED by MARIO	)
POLYWKA	)	/s/ Mario Polywka

Witness’s Signature:	/s/ Susan Polywka

Name:	Susan Polywka

Address	West Dene

Abingdon Road, Tubney

OX13 5QQ

Occupation:	Trustee

EXECUTED as a DEED by ANDREW	)
SIMON BELL	)	/s/ Andrew Simon Bell

Witness’s Signature:	/s/ Alan D. Brown

Name:	Alan D. Brown

Address	17 St Andrews Road

Deal, Kent, UK

CT14 6AT

Occupation:	Consultant

EXECUTED as a DEED by MILLIE	)
BRITTON	)	/s/ Millie Britton

Witness’s Signature:	/s/ Benjamin James Wilkins

Name:	Benjamin James Wilkins

Address	92 Medhurst Way

Littlemore

OX4 4NY

Occupation:	General Manager

EXECUTED as a DEED by SIMON	)
VARZAHDEH	)	/s/ Simon Varzahdeh

Witness’s Signature:	/s/ Tatiana Lobry

Name:	Tatiana Lobry

Address	96 Medhurst Way

OX4 4NY

Oxford

Occupation:	Scientist

EXECUTED as a DEED by SIMONE	)
CULURGIONI	)	/s/ Simone Culurgioni

Witness’s Signature:	/s/ Lara Clementi

Name:	21a Mill Lane

Address	Oxford

OX30PY

Occupation:	Administrative